EXHIBIT 2.1
AGREEMENT AND PLAN OF REORGANIZATION
by and among
ST. JOSEPH CAPITAL CORPORATION
a Delaware corporation,
OLD NATIONAL BANCORP
an Indiana corporation
and
SMS SUBSIDIARY, INC
an Indiana corporation
October 21, 2006

- i -

TABLE OF CONTENTS
(continued)

- ii -

TABLE OF CONTENTS
(continued)

Appendix A.	Plan of Merger

Appendix B.	Certificate of Merger

Exhibit 1.09(a)(ix).	Form of Legal Opinion of Counsel for St. Joseph Capital Corporation

Exhibit 1.09(b)(vii)	Form of Legal Opinion of Counsel for Old National Bancorp and SMS Subsidiary, Inc.

- iii -

AGREEMENT AND PLAN OF REORGANIZATION
     THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made October 21, 2006, by and among St. Joseph Capital Corporation, a Delaware corporation (“St. Joseph”), OLD NATIONAL BANCORP, an Indiana corporation (“Old National”) and SMS SUBSIDIARY, INC., an Indiana corporation (“Merger Sub”).
Recitals
     A. St. Joseph is a corporation duly organized and existing under the Delaware General Corporation Law (“DGCL”) that is duly registered with the Board of Governors of the Federal Reserve System (“FRB”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). St. Joseph owns all of the outstanding capital stock of St. Joseph Capital Bank, which is duly organized and existing as a bank under the Indiana Financial Institutions Act (“IFIA”) which operates two banking offices in Indiana (“St. Joseph Bank”).
     B. Old National is a corporation duly organized and existing under the Indiana Corporation Law (“IBCL”) that is duly registered with the FRB as a bank holding company under the BHC Act. Old National owns all of the outstanding capital stock of Merger Sub, which is duly organized and existing as a Indiana corporation under the IBCL.
     C. The parties desire to effect transactions whereby, in consideration for the payment of $40.00 per share to the stockholders of St. Joseph in exchange for their shares of common stock, par value $0.01, of St. Joseph (“St. Joseph Common”), Merger Sub will be merged with and into St. Joseph and St. Joseph will become a wholly-owned subsidiary of Old National.
Agreements
     In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:
ARTICLE I.
TERMS OF THE MERGER AND CLOSING
     Section 1.01. The Merger. Pursuant to the terms and provisions of this Agreement, the DGCL, the IBCL, the Plan of Merger that is hereby adopted under the IBCL and that is attached hereto as Appendix A (the “Plan of Merger”), and the Certificate of Merger to be filed under the DGCL and attached hereto as Appendix B (the “Certificate of Merger”), Merger Sub shall merge with and into St. Joseph (the “Merger”). Merger Sub shall be the “Merging Company” in the Merger and its corporate identity and existence, separate and apart from St. Joseph, shall cease upon consummation of the Merger. St. Joseph shall be the “Surviving Company” in the Merger, and its name shall not be changed pursuant to the Merger.
     Section 1.02. Effect of the Merger. The Merger shall have all the effects provided by the IBCL.

     Section 1.03. The Merger – Conversion of Shares.
     (a) At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger and of the filing with the Delaware Secretary of State of the Certificate of Merger, or at such later time as shall be specified by such Indiana Articles of Merger and Delaware Certificate of Merger (the “Effective Time”), all of the shares of St. Joseph Common that immediately prior to the Effective Time are issued and outstanding (other than Dissenting Shares, as defined in Section 1.03(d) that are covered by a proper demand for fair value) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive forty dollars and no cents ($40.00) per share, without interest. Such cash consideration per share is hereafter referred to as the “Merger Consideration.”
     (b) At the Effective Time, each of the outstanding shares of St. Joseph Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of St. Joseph Common (“Certificates”) shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.07.
     (c) At the Effective Time, each share of common stock, par value $1.00 per share, of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company (the “Survivor Shares”) which shall constitute all of the issued and outstanding equity interests of the Surviving Company after the Effective Time.
     (d) Notwithstanding anything in this Agreement to the contrary, shares of St. Joseph Common issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to the provisions of Section 262 of the DGCL (“Section 262”), and who complies in all respects with Section 262 (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 1.03(a), but instead such holder shall be entitled to payment of the fair value per share of such shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease, such Dissenting Shares shall no longer be deemed Dissenting Shares and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration, without interest, as provided in Section 1.03(a). St. Joseph shall deliver prompt written notice to Old National of any demands for appraisal of any shares of St. Joseph Common, and Old National shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, St. Joseph shall not, without the prior written consent of Old National, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
     Section 1.04. Treatment of Stock Options.
     (a) Immediately prior to the Effective Time, all unvested rights under any stock option granted by St. Joseph (“St. Joseph Stock Options”) pursuant to St. Joseph’s 1996 Stock Incentive Plan (the “St. Joseph Option Plan”), that remain outstanding and unexercised, other than the unvested St. Joseph Stock Options held by John W. Rosenthal, shall (subject to consummation of the Merger) become fully vested.
     (b) At the Effective Time, all rights under any stock option granted by St. Joseph pursuant to the St. Joseph Option Plan that remain outstanding and unexercised, immediately prior to the Effective Time, other than the options referenced in Section 1.04(c) and 1.04(d) below (“Unexercised Options”), shall cease to represent a right to acquire shares of St. Joseph Common and shall be converted into the right to receive cash in an amount (less any applicable withholding taxes) equal to (i) the remaining number of shares of St. Joseph Common subject to the original option, multiplied by (ii) the Merger Consideration minus the applicable exercise price of the original option (with such calculation used for each individual option).
     (c) At the Effective Time, all rights under the St. Joseph Stock Option granted as part of Grant No. 35 to Alex Strati (representing 900 shares of St. Joseph Common Stock) and Amy Mauro (representing 1,000 shares of St. Joseph Common Stock) pursuant to the St. Joseph Option Plan that become vested pursuant to Section 1.04(a) above, shall be cancelled effective as of the Effective Time and shall contemporaneously be replaced with a fully-vested option to purchase registered Old National Common Stock under the Old National stock option plan (“Old National Replacement Options”) in an amount and at an exercise price determined in this Section 1.04(c) and otherwise subject to the same terms and conditions of the agreements evidencing the original grants of such options. The adjustments provided in this Section 1.04(c) with respect to Old National Replacement Options shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code, and the regulations issued thereunder. The duration and other terms of the Old National Replacement Options shall be the same as the original option except that all references to St. Joseph shall be deemed to be references to Old National.
     (d) At the Effective Time, all rights under the St. Joseph Stock Option granted to John W. Rosenthal as part of Grant No. 42 (representing 20,440 shares of St. Joseph Common Stock) pursuant to the St. Joseph Option Plan that are not vested immediately prior to the Effective Time, shall be cancelled effective as of the Effective Time and shall contemporaneously be replaced with an unvested option to purchase registered Old National Common Stock under the Old National stock option plan (“Unvested Old National Replacement Options”) in an amount and at an exercise price determined in Section 1.04(c) (i.e., in a manner which is consistent with Section 424(a) of the Code and the regulations issued thereunder) and otherwise subject to the same remaining vesting schedule, terms and conditions of the agreements evidencing the original grants of such options.

     Section 1.05. Restricted Stock Awards. All then-outstanding shares of St. Joseph Common that have been issued by St. Joseph as compensatory awards, subject to restrictions specified by the award grant documents (“Restricted Stock Awards”), shall (subject to consummation of the Merger) be deemed to be unrestricted, validly issued, fully paid and nonassessable shares of St. Joseph Common as of the close of business on the day before the Closing Date, and the holders of such Restricted Stock Awards shall therefore be entitled to receive the Merger Consideration on the same terms and conditions as other holders of St. Joseph Common.
     Section 1.06. The Closing. The closing of the Merger (the “Closing”) shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as the parties may determine.
     Section 1.07. Exchange Procedures; Surrender of Certificates.
     (a) Old National shall appoint an agent for accepting on behalf of Old National the surrender of Certificates formerly representing St. Joseph Common in exchange for payment of the Merger Consideration pursuant to the Merger (the “Exchange Agent”).
     (b) On or prior to the Closing Date, Old National shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of record of the Certificates (each a “Holder”; and collectively, “Holders”) upon the surrender of such Certificates in accordance with this Article I, the aggregate amount of cash payable hereunder as Merger Consideration (without any interest thereon) (the “Exchange Fund”).
     (c) As promptly as practicable after the Effective Time, Old National shall send or cause to be sent to each Holder, transmittal materials for use in exchanging such Holder’s Certificates for the Merger Consideration per share (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). Old National shall cause the Merger Consideration which such Holder shall be entitled to receive to be paid to such Holder upon delivery of the Certificates to the Exchange Agent, together with the transmittal materials, duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid upon such delivery. If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other taxes required by reason of the making of such cash payment in a name other than that of the registered Holder of the Certificate surrendered, or shall establish to the satisfaction of Old National and the Exchange Agent that any such taxes have been paid or are not applicable.
     (d) Notwithstanding the foregoing, neither of the Exchange Agent, any of the parties hereto nor any of their respective Subsidiaries shall be liable to any former Holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. “Law” shall mean any code, law (including common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Old National or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Old National or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Old National or the Exchange Agent shall, in exchange for the shares of St. Joseph Common represented by such lost, stolen or destroyed Certificate, pay or cause to be paid the amounts of Merger Consideration payable, if any, in respect of the shares of St. Joseph Common formerly represented by such Certificate pursuant to this Agreement.
     (f) Any portion of the Exchange Fund that remains unclaimed by the Holders of Certificates for six months after the Effective Time shall be returned to Old National (together with any earnings in respect thereof). Any Holders of Certificates who have not theretofore complied with this Section 1.07 shall thereafter be entitled to look only to Old National for payment of the consideration deliverable in respect of each share of St. Joseph Common such Holder holds as determined pursuant to this Agreement, without any interest thereon.
     (g) The Exchange Agent and Old National shall be entitled to deduct and withhold from the Holder any cash amounts payable, pursuant to this Agreement, as the Exchange Agent or Old National, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Old National, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction and withholding was made by the Exchange Agent or Old National, as the case may be.
     Section 1.08. The Closing Date. The Closing shall take place on the last business day of the month during which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) is satisfied, or such other date mutually agreed upon by the parties hereto (the “Closing Date”). Unless the parties otherwise agree, the parties shall use their best reasonable efforts to cause the Effective Time of the Merger to be as of the opening of business on the first day of the calendar month that follows the month in which the Closing occurs.
     Section 1.09. Actions at Closing.
     (a) At the Closing, St. Joseph shall deliver to Old National:
     (i) a certified copy of the Certificate of Incorporation and Bylaws of St. Joseph;
     (ii) a certified copy of the Articles of Incorporation and Bylaws of St. Joseph Bank;
     (iii) a certificate or certificates signed by the Chief Executive Officer of St. Joseph stating, to the best of his knowledge and belief, after due inquiry, that, as to St. Joseph, the conditions set forth in Section 6.01(a) and Section 6.01(b) have been satisfied on and as of the Closing Date;

     (iv) certified copies of the resolutions of St. Joseph’s board of directors and stockholders, approving and authorizing the execution of this Agreement, the Plan of Merger and the Certificate of Merger and authorizing the consummation of the Merger;
     (v) a certificate of the Delaware Secretary of State, dated a recent date, stating that St. Joseph validly exists and is in good standing under the DGCL;
     (vi) a certificate of the Indiana Secretary of State, dated a recent date, stating that St. Joseph Bank is duly organized and validly exists under the IFIA;
     (vii) a certified list of the holders of St. Joseph Common of record as of the close of business on the last business day immediately preceding the Closing Date;
     (viii) certification of the Closing Book Value by Plante & Moran, PLLC;
     (ix) a certified list of those holders of St. Joseph Common of record as of the close of business on the last business day immediately preceding the Closing Date who hold any Dissenting Shares and the number of Dissenting Shares held by each of them; and
     (x) the legal opinion of counsel for St. Joseph, substantially in the form and substance attached hereto as Exhibit 1.09(a)(ix).
     (b) At the Closing, Old National shall deliver to St. Joseph:
     (i) a certificate signed by the Chief Executive Officer of Old National stating, to the best of his knowledge and belief, after due inquiry, that, as to Old National, the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied on and as of the Closing Date;
     (ii) a certificate signed by the Chief Executive Officer of Merger Sub stating, to the best of his knowledge and belief, after due inquiry, that as to Merger Sub, the condition set forth in Section 6.02(b) has been satisfied on and as of the Closing Date;
     (iii) a certified copy of the resolutions of Old National’s board of directors authorizing the execution of this Agreement and the consummation of the Merger;
     (iv) a certified copy of the resolutions of Merger Sub’s board of directors and shareholder authorizing the execution of this Agreement, the Certificate of Merger and Plan of Merger and the consummation of the Merger;
     (v) evidence of Old National’s purchase of directors’ and officers’ liability insurance policies pursuant to Section 8.06 of this Agreement;
     (vi) evidence of deposit by Old National of cash representing the aggregate amount of Merger Consideration into the Exchange Fund;

     (vii) the legal opinion of counsel for Old National and Merger Sub, substantially in the form and substance attached hereto as Exhibit 1.09(b)(vii); and
     (viii) certificates of the Indiana Secretary of State, dated a recent date, stating that Old National and Merger Sub each exist under the IBCL.
     (c) At and after the Closing, Old National, Merger Sub and St. Joseph shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Merger, including the execution and presentation of the executed Articles of Merger and Certificate of Merger (including the Plan of Merger and/or Certificate of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL, and to the Delaware Secretary of State for filing under the DGCL, accompanied by the appropriate fees.
     Section 1.10. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Old National nor St. Joseph by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other party or any of its respective subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective subsidiaries.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF
ST. JOSEPH
     Subject to and giving effect to Section 2.01 and except as set forth in the disclosure schedule delivered by St. Joseph to Old National constituting disclosures made by St. Joseph (the “St. Joseph Disclosure Schedule”), St. Joseph hereby makes the following representations and warranties to Old National:
     Section 2.01. St. Joseph Disclosure Schedule. Prior to its execution and delivery of this Agreement, St. Joseph has delivered to Old National the St. Joseph Disclosure Schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of its representations or warranties contained in this Article II.
     Section 2.02. Organization.
     (a) St. Joseph is a corporation duly organized, validly existing and in good standing under the DGCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.
     (b) St. Joseph Bank is an Indiana state bank duly organized and validly existing under the IFIA and has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (c) Neither the scope of the business of St. Joseph or any of its direct or indirect its Subsidiaries nor the location of any of their respective properties requires that St. Joseph or any of its Subsidiaries be licensed to do business in any jurisdiction other than in states where the failure to be so licensed would have a Material Adverse Effect.
     Section 2.03. Capital Stock.
     (a) St. Joseph has authorized capital stock of 2,500,000 shares of St. Joseph Common, of which, as of the date of this Agreement, 1,804,542 shares are issued and outstanding, and 100,000 shares of preferred stock, $0.01 par value, of which, as of the date of this Agreement, no shares are issued and outstanding. Except for the effects of the restrictions on Restricted Stock Awards that pertain to 11,389 of such shares, all outstanding shares of St. Joseph Common are duly and validly issued and outstanding, fully paid and non-assessable. Section 2.03 of the St. Joseph Disclosure Schedules sets forth a list of the holders of Restricted Stock Awards and the number of shares of St. Joseph Common held subject to such Restricted Stock Awards by such holders. None of the outstanding shares of St. Joseph Common has been issued in violation of any preemptive rights of the current or past stockholders of St. Joseph.
     (b) St. Joseph Bank has authorized capital stock of 900 shares of common stock, $1.00 par value, all of which shares are issued and outstanding (“St. Joseph Bank Common”). All of such shares of St. Joseph Bank Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of St. Joseph Bank Common has been issued in violation of any preemptive rights of the current or past stockholders of St. Joseph Bank or in violation of any applicable federal or state securities laws or regulations, except as disclosed in Section 2.03 of the St. Joseph Disclosure Schedule. All of the issued and outstanding capital stock of St. Joseph Bank is owned of record and beneficially by St. Joseph.
     (c) There are no shares of capital stock or other equity securities of St. Joseph or St. Joseph Bank authorized, issued or outstanding (except as set forth in this Section 2.02) and, except for outstanding stock options issued by St. Joseph to employees or directors of St. Joseph or St. Joseph Bank with respect to the right to purchase 229,458 shares of St. Joseph Common at a weighted-average exercise price of $17.88 per share, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of St. Joseph or St. Joseph Bank, or contracts, commitments, understandings or arrangements by which St. Joseph or St. Joseph Bank are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Section 2.03 of the St. Joseph Disclosure Schedule sets forth a list of (i) all options to purchase St. Joseph Common, including the name of the optionee, the number of shares of St. Joseph Common to be issued pursuant to the option and the exercise price of the option and (ii) for each other warrant, award and other right to purchase St. Joseph Common, the name of the grantee or holder, the date of the grant or issuance and the number of shares of St. Joseph Common subject to such award or other right and the exercise price, if any.
     Section 2.04. Authorization; No Defaults. The execution and delivery by St. Joseph and St. Joseph Bank of this Agreement and the other agreements and the Plan of Merger and the Certificate of Merger contemplated hereby (the “Other Agreements”) and, subject to the requisite approval of the stockholders of St. Joseph and St. Joseph Bank, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of St. Joseph and St. Joseph Bank, and this Agreement and the Other Agreements are valid and binding obligations of St. Joseph and St. Joseph Bank enforceable against each of them in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and by general equitable principles. On October 21, 2006, St. Joseph’s board of directors unanimously approved this Agreement and the transactions contemplated herein; approved the execution and delivery to Old National of a certain voting agreement by the directors in their individual capacities pursuant to which the directors, among other provisions, agreed to vote their personal shares of St. Joseph Common in favor of this Agreement and the transactions contemplated herein; and unanimously recommended (and agreed and resolved to affirm its unanimous recommendation) the approval of this Agreement and the transactions contemplated herein by St. Joseph’s stockholders. Except as set forth in Section 2.04 of the St. Joseph Disclosure Schedule, neither the execution and delivery by St. Joseph and St. Joseph Bank of this Agreement and the Other Agreements, the consummation of the Merger or the transactions contemplated herein or therein, nor compliance by St. Joseph and St. Joseph Bank with any of the provisions hereof or thereof, will: (a) violate any provision of their respective certificates or articles of incorporation and bylaws, each as amended to date; (b) constitute a material breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, license, permit, agreement, or other instrument or obligation to which St. Joseph or St. Joseph Bank is a party, or by which St. Joseph or St. Joseph Bank or any of their respective properties or assets is bound or encumbered; or (c) violate any statute or Law or any judgment, decree, injunction, order, regulation or rule of any Governmental Authority applicable to St. Joseph or St. Joseph Bank or any of their respective properties or assets. No consent of any Governmental Authority having jurisdiction over any aspect of the business or assets of St. Joseph or St. Joseph Bank or any of their Subsidiaries, and no consent of any other Person or entity, is required in connection with the execution and delivery by St. Joseph and St. Joseph Bank of this Agreement, or (except (i) the approval of this Agreement and the transactions contemplated hereby by the stockholders of St. Joseph; (ii) such approvals or notices as may be required by the FRB and the DFI; and (iii) as otherwise set forth in Section 2.04 of the St. Joseph Disclosure Schedule) the consummation by them of the Merger and other transactions contemplated hereby.
     Section 2.05. Subsidiaries. Section 2.05 of the St. Joseph Disclosure Schedule sets forth each of the direct and indirect subsidiaries of St. Joseph (each, including but not limited to St. Joseph Bank, a “Subsidiary” of St. Joseph; together, the “Subsidiaries” of St. Joseph) and the ownership interest of St. Joseph in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights and were not issued in violation of any preemptive rights. There are no shares of capital stock or other equity interests of any Subsidiary of St. Joseph authorized and reserved for issuance, no such Subsidiary has any other rights issued or outstanding with respect to such capital stock or other equity interests, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or other equity interests. Other than the Subsidiaries of St. Joseph, St. Joseph does not beneficially own, directly or indirectly, any outstanding stock, equity securities or other debt or equity interest in any corporation, partnership, joint venture, limited liability company or other entity, other than as set forth in Section 2.05 of the St. Joseph Disclosure Schedule.
     Section 2.06. Financial Information.
     (a) The consolidated balance sheets of St. Joseph and its Subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, together with the notes thereto, included in St. Joseph’s Annual Report on Form 10-K, as filed with the SEC on March 27, 2006, and the unaudited consolidated balances sheets and related consolidated statements of income and cash flows as of and for the three and six months ended June 30, 2006, together with the notes thereto, included in St. Joseph’s quarterly report on Form 10-Q for the related quarterly period and filed with the SEC (together with the financial statements and notes thereto included in the Form 10-K, the “St. Joseph GAAP Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States applied on a consistent basis (“GAAP”) (except as may be reflected in the notes thereto), and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of St. Joseph and its consolidated Subsidiaries as of the dates and for the periods indicated. To the knowledge of St. Joseph, the audits of St. Joseph and its consolidated Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of St. Joseph and its Subsidiaries have been maintained in material compliance with applicable legal and accounting requirements.
     (b) The Consolidated Reports of Condition and Income of St. Joseph Bank as filed with the FDIC for the quarters ended June 30, 2006, March 31, 2006 and December 31, 2005 (the “Call Reports”) were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present in all material respects the financial position and results of operations of St. Joseph Bank as of the dates and for the periods indicated, subject, however, in the case of the two quarterly reports first above listed, to normal recurring year-end adjustments, none of which are expected to be material.
     (c) Except as set forth in Section 2.06 to the St. Joseph Disclosure Schedules or to the extent (i) accrued (or specifically described) in the St. Joseph GAAP Financial Statements or the Call Reports and (ii) of liabilities incurred since December 31, 2005 in the ordinary course of business and consistent with past practice (both qualitatively and quantitatively), neither St. Joseph nor any of its Subsidiaries has any liabilities, whether absolute, accrued, contingent or otherwise.
     Section 2.07. Absence of Changes or Events. Since December 31, 2005, (a) the businesses of St. Joseph and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and (b) there have been no events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     Section 2.08. Absence of Agreements with Banking Authorities. Neither St. Joseph nor St. Joseph Bank is subject to any order or is a party to any written agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the DFI.
     Section 2.09. Tax Matters.
     (a) All Tax Returns Filed. St. Joseph and its Subsidiaries have timely filed all Tax Returns that were required to be filed on or before the Closing Date and all such Tax Returns were true, correct and complete in all material respects, except as set forth in Section 2.09 of the St. Joseph Disclosure Schedules.
     (b) All Taxes Paid or Accrued. All Taxes that are due and payable by St. Joseph and its Subsidiaries (whether or not shown on any Tax Return) have been paid. All Taxes that have accrued but are not yet due and payable as of the Closing Date, and all Taxes with respect to any Tax period that begins before the Closing Date and ends thereafter, to the extent such Taxes are attributable to the portion of such period ending on the Closing Date, are reflected as liabilities (other than any reserve for deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth in Section 2.09 of the St. Joseph Disclosure Schedule.
     (c) No Extension or Waiver. Neither St. Joseph nor any Subsidiary has requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and neither St. Joseph nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax audit, review or other assessment or deficiency.
     (d) Tax Liens. There are no liens for Taxes upon the assets of St. Joseph or any Subsidiary except liens for current Taxes not yet due and payable.
     (e) No Deficiencies. There is no Tax deficiency or claim assessed, proposed, pending or threatened in writing against St. Joseph or any Subsidiary. St. Joseph and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
     (f) Delivery of Correct and Complete Returns. St. Joseph has delivered to Old National correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by St. Joseph or any of its Subsidiaries.
     (g) Pending Ruling Request. Neither St. Joseph nor any Subsidiary has any requests for ruling pending with any Tax Authority.
     (h) U.S. Real Property Holding Corporation. Neither St. Joseph nor any Subsidiary is a “United States Real Property Holding Corporation” within the meaning of Section 897(c) of the Code.

     (i) Recent Spin-off. Neither St. Joseph nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a) of the Code in a distribution of stock pursuant to Section 355 of the Code, (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in connection with the transactions contemplated under this Agreement.
     (j) Income Recognition under Consolidated Return Regulations. There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of St. Joseph or any Subsidiary under the federal consolidated return regulations or other comparable or similar provisions of Law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.
     (k) Section 481 Adjustment. St. Joseph has not agreed to, nor is required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by St. Joseph and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.
     Section 2.10. Litigation. Except as set forth in Section 2.10 of the Disclosure Schedule, there is no material private or governmental, legal, administrative or other claim, action, suit, investigation, arbitration or proceeding pending, nor to St. Joseph’s knowledge is one threatened, (a) against St. Joseph or any of its Subsidiaries, or (b) against any of the directors, officers or employees of St. Joseph or its Subsidiaries relating to the performance of their duties in such capacities, or (c) against or affecting any properties of St. Joseph or its Subsidiaries, or (d) challenging the validity or propriety of this Agreement or any of the transactions contemplated hereby. There are no judgments, decrees, stipulations or orders against St. Joseph or its Subsidiaries enjoining them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of St. Joseph or its Subsidiaries.
     Section 2.11. Employment Matters.
     (a) Except as set forth on Section 2.11 of the St. Joseph Disclosure Schedule, all employees of St. Joseph, St. Joseph Bank and any ERISA Affiliate are employees-at-will and may be terminated by St. Joseph, St. Joseph Bank or any ERISA Affiliate at any time, with or without cause. Neither St. Joseph nor any of its Subsidiaries are a party to any collective bargaining agreement with respect to any of their employees or any labor organization to which their employees or any of them belong.
     (b) Except as disclosed in Section 2.11 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank is a party to or bound by any material contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer, employee, agent, consultant or other Person or entity which, by its terms, is not terminable by St. Joseph or St. Joseph Bank, respectively, on thirty (30) days’ written notice or less without the payment of any amount by reason of such termination.

     (c) St. Joseph and St. Joseph Bank are and have been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and (i) neither St. Joseph nor St. Joseph Bank is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against St. Joseph or St. Joseph Bank pending or, to the knowledge of St. Joseph or St. Joseph Bank, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of St. Joseph or St. Joseph Bank, threatened against or directly affecting St. Joseph or St. Joseph Bank; and (iv) neither St. Joseph nor St. Joseph Bank has experienced any material work stoppage or other material labor difficulty during the past five years.
     (d) Except as set forth in Section 2.11 of the St. Joseph Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of St. Joseph or St. Joseph Bank from either of such entities (whether upon termination of employment or otherwise), (ii) increase any benefit otherwise payable under any of their employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by St. Joseph or St. Joseph Bank to or with respect to any employee or former employee of St. Joseph or St. Joseph Bank or by Old National or the Surviving Company as successor thereto will fail to be deductible for federal income tax purposes by reason of Section 162(m) or 280G of the Code or any corresponding provision of state, local or foreign Tax law, or otherwise.
     Section 2.12. Reports. Except as set forth in Section 2.12 of the St. Joseph Disclosure Schedules, since January 1, 2004, St. Joseph and St. Joseph Bank have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the FRB, (ii) the FDIC, (iii) the DFI, and (iv) any other Governmental Authority with jurisdiction over St. Joseph or St. Joseph Bank. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.
     Section 2.13. ERISA.
     (a) Section 2.13 of the St. Joseph Disclosure Schedule lists all “employee benefit plans,” as defined in Section 3(3) of ERISA and all bonus, incentive, employment agreements, deferred compensation, stock or stock option or stock appreciation rights plans or arrangements, restricted stock plan, arrangement or agreement, severance, change-in-control and other employee welfare or fringe benefit plans, arrangements, policies, practices, commitments, contracts or understandings (whether oral or written, qualified or nonqualified, currently effective or terminated within the last six (6) years) and any trust, escrow or other agreement related thereto (i) that are sponsored, maintained or contributed to by St. Joseph, St. Joseph Bank or any ERISA Affiliate or have been maintained or contributed to in the last six (6) years by St. Joseph, St. Joseph Bank or any ERISA Affiliate or with respect to which St. Joseph, St. Joseph Bank or any ERISA Affiliate have any liability or obligation for present or future payment of benefits, and (ii) under which any current or former director, officer, or employee of St. Joseph, St. Joseph Bank or any ERISA Affiliate, or the dependents thereof, have any present or future right to benefits regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (referred to individually as a “Plan” and collectively as the “Plans,” unless otherwise specifically provided herein). Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate has amended any Plan listed in Section 2.13 of the St. Joseph Disclosure Schedule since December 31, 2005.
     (b) As applicable, with respect to each of the Plans, St. Joseph has made available to Old National true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all materially related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent actuarial reports, financial statements and trustee reports; and (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or applications made under the Employee Plans Compliance Resolution System (as set forth in Revenue Procedure 2003-44 or 2006-27, and any successors or predecessors thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs with respect to the Plans.
     (c) All Plans comply in form and in operation in all material respects with all applicable requirements of the Code and ERISA and other applicable Laws, including but not limited to the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, and the American Jobs Creation Act of 2004, except in any case in which any Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in all material respects in accordance with such provision of ERISA or of the Code. Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, all “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA (“Pension Plan”), maintained by St. Joseph, St. Joseph Bank or any ERISA Affiliate and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each plan and each amendment thereto has been made by the Internal Revenue Service. Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate has (i) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.
     (d) Neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate would have any liability or contingent liability if any Plan (including without limitation the payment by St. Joseph, St. Joseph Bank or any ERISA Affiliate of premiums for health care coverage for active employees or retirees) were terminated or if St. Joseph, St. Joseph Bank or any ERISA Affiliate

were to cease its participation therein. Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate nor any of their affiliates or Persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by St. Joseph Bank, St. Joseph or any ERISA Affiliate at their discretion at any time without further obligation.
     (e) Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, in the case of each Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.
     (f) On a timely basis, St. Joseph, St. Joseph Bank and each ERISA Affiliate have made all contributions or payments to or under each Plan as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans which have not been made because they are not yet due.
     (g) Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, no Plan listed in the St. Joseph Disclosure Schedule has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA). In the event that any Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA), such Plan has at all times and in all material respects been administered in compliance with (i) the requirements of Section 407 of ERISA, and (ii) the exemption set forth in Section 408(e) of ERISA from the prohibited transaction provisions contained in Section 406 of ERISA.
     (h) Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, each Plan subject to the provisions of Section 404(c) of ERISA has been administered in all material respects in compliance therewith.
     (i) Neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate has ever contributed or is obligated to contribute under any “multi-employer plan” (as defined in Section 3(37) of ERISA). No Plan is (or at any time has been) subject to Title IV of ERISA or Section 412 of the Code.
     (j) St. Joseph, St. Joseph Bank and each ERISA Affiliate have complied with all requirements of COBRA to the extent so required. Except as listed in Section 2.13 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA.
     (k) There are no pending audits or investigations by any governmental agency involving the Plans, and to St. Joseph’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to St. Joseph’s knowledge is there any reasonable basis for any such claim, suit or proceeding.
     (l) Within the nine-month period preceding the Closing Date, there has been no amendment to, announcement by St. Joseph, St. Joseph Bank or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of Persons employed by St. Joseph, St. Joseph Bank or any ERISA Affiliate or promotions of existing employees in the ordinary course of business consistent with past practice.
     (m) Each Plan that is subject to Code Section 409A in whole or in part has been administered to comply in all material respects with the requirements of Code Section 409A.
     (n) No Plan that is a stock option plan has ever issued a stock option at an exercise price that is below the “fair market value” (within the meaning of Code Section 422) as of the actual date on which the option was granted.
     Section 2.14. Title to Properties. St. Joseph and its Subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the St. Joseph GAAP Financial Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of St. Joseph Bank, rights of redemption under applicable Law) to all real properties reflected on the St. Joseph GAAP Financial Statements as being owned by St. Joseph or St. Joseph Bank, respectively. All material leasehold interests used by St. Joseph and its Subsidiaries in their respective operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties owned by St. Joseph or its Subsidiaries comply in all material respects with all applicable private agreements, zoning requirements and other governmental Laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of St. Joseph, threatened with respect to such properties.
     Section 2.15. Insurance. St. Joseph and its Subsidiaries have policies of insurance and bonds covering their assets and businesses against such casualties and contingencies, and in such amounts, types and forms, as are customary in the banking industry for their business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Section 2.15 of the St. Joseph Disclosure Schedule, neither St. Joseph nor any of its Subsidiaries has received notice from any insurer that any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Section 2.15 of the St. Joseph Disclosure Schedule, neither St. Joseph nor any if its Subsidiaries are in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion.
     Section 2.16. Operating Losses. Except as disclosed in Section 2.16 of the St. Joseph Disclosure Schedule, to the knowledge of St. Joseph, no action has been taken or omitted to be taken by an employee of St. Joseph or any of its Subsidiaries that has resulted in the incurrence by St. Joseph or any of its Subsidiaries of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 2005, which, without regard to any insurance proceeds payable in respect thereof, would exceed $25,000 (an “Operating Loss”).
     Section 2.17. SEC Filings; Financial Statements.
     (a) Except as set forth in Section 2.17 of the St. Joseph Disclosure Schedules, St. Joseph has filed all forms, reports, schedules, statements and documents required to be filed by it with the SEC since January 1, 2004 (the “SEC Reports”). As of their respective dates, the SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SEC Reports and, to the extent applicable, SOX, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. St. Joseph has made available to Old National copies of all comment letters received by St. Joseph from the SEC since January 1, 2004 relating to the SEC Reports, together with all written responses of St. Joseph thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by St. Joseph from the SEC. As of the date of this Agreement, to the knowledge of St. Joseph none of the SEC Reports is the subject of any ongoing review by the SEC.
     (b) St. Joseph and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by St. Joseph is recorded and reported on a timely basis to the individuals responsible for the preparation of St. Joseph’s SEC reports and other public disclosure documents. St. Joseph and its Subsidiaries maintain internal control over financial reporting in material compliance with all applicable Laws.
     (c) St. Joseph has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to St. Joseph’s auditors and the audit committee of St. Joseph’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect St. Joseph’s ability to record, process, summarize and report financial information and has identified for St. Joseph’s auditors and audit committee of St. Joseph’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in St. Joseph’s or its Subsidiaries’ internal control over financial reporting. St. Joseph has made available to Old National (i) a summary of any such disclosure made by management to St. Joseph’s auditors and audit committee since January 1, 2005 and (ii) any material communication since January 1, 2005 made by management or St. Joseph’s auditors to the audit committee required or contemplated by listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2005, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from St. Joseph’s or its Subsidiaries’ employees regarding questionable accounting or auditing matters, have been received by St. Joseph or its Subsidiaries pursuant to St. Joseph’s whistleblower policy and procedures. No attorney representing St. Joseph or St. Joseph Bank, whether or not employed by St. Joseph or St. Joseph Bank, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by St. Joseph, any Subsidiary, or any of their respective officers, directors, employees or agents to St. Joseph’s chief legal officer, audit committee (or other committee designated for the purpose) or the board of directors pursuant to the rules adopted pursuant to Section 307 of SOX or any St. Joseph policy contemplating such reporting, including in instances not required by those rules.
     (d) Since February 1, 2003, neither St. Joseph nor any of its Subsidiaries entered into any transaction of the type described in Item 404(a) of Regulation S-K promulgated by the SEC (as in effect prior to its amendment effective November 2006) that is not described in the proxy statement of St. Joseph dated April 17, 2006 or in the other SEC reports and documents filed or furnished to the SEC by St. Joseph.
     (e) The offer and sale by St. Joseph of the St. Joseph Common that is issued and outstanding, and the continuing offer of St. Joseph Common pursuant to the options that are presently outstanding and the sales of St. Joseph Common pursuant to such options that have occurred and which may prior to the Closing Date have occurred, have been and will be either registered or qualified under the Securities Act, and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. Section 2.17 of the St. Joseph Disclosure Schedule specifies the registrations and exemptions relied upon (or to be relied upon) in connection with all past (and future) offers and sales of St. Joseph Common.
     Section 2.18. Proxy Statement. The information included or incorporated by reference in the proxy statement to be sent to the stockholders of St. Joseph in connection with the stockholders’ meeting to vote on the Agreement and the Merger (as it may be amended or supplemented, the “Proxy Statement”) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of St. Joseph or at the time of the stockholders’ meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, St. Joseph makes no representation or warranty with respect to any information supplied by Old National or any of Old National’s representatives for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

     Section 2.19. Intellectual Property.
     (a) St. Joseph and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (including the Technology Systems) that is used by them and their Subsidiaries in their respective businesses as currently conducted. Neither St. Joseph nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any Person or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.
     (b) St. Joseph and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third Person since January 1, 2004. There is no claim asserted, or to its knowledge threatened, against St. Joseph and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.
     (c) To the knowledge of St. Joseph, no third Person has infringed, misappropriated or otherwise violated St. Joseph or St. Joseph Bank’s Intellectual Property rights since January 1, 2003. There are no claims asserted or threatened by St. Joseph or its Subsidiaries, nor has St. Joseph or its Subsidiaries decided to assert or threaten a claim, that (i) a third Person infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.
     (d) St. Joseph and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by them.
     Section 2.20. Community Reinvestment Act. St. Joseph Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
     Section 2.21. Bank Secrecy Act. Neither St. Joseph nor St. Joseph Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (31 USC 5322, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.
     Section 2.22. Environmental Matters. Except as set forth in Section 2.22 of the St. Joseph Disclosure Schedule (i) St. Joseph and its Subsidiaries are in material compliance with all Environmental Laws; (ii) there are no Tanks on or about any St. Joseph Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from St. Joseph Property; (iv) St. Joseph Bank does not have loans outstanding secured by real property that are not in material compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement there is no claim, action, suit, or proceeding or notice thereof before any Governmental Authority pending or, to the knowledge of St. Joseph, threatened against St.

Joseph or any of its Subsidiaries or concerning property securing St. Joseph Bank’s loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting St. Joseph Property or property securing St. Joseph Bank loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect. Neither St. Joseph nor St. Joseph Bank has received any notice from any Person or entity that St. Joseph or St. Joseph Bank or the operation of any facilities or any property owned by either of them, or held as a trust asset, are or were in violation of any Environmental Laws or that either of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
     Section 2.23. Compliance with Law. St. Joseph and its Subsidiaries each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable material Laws and regulations, except as set forth in Section 2.23 of the St. Joseph Disclosure Schedules .
     Section 2.24. Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Merger payable by St. Joseph or any of its Subsidiaries, or any of their respective officers and directors, except that St. Joseph has engaged, and shall pay a fee or commission to Keefe, Bruyette & Woods, Inc., in accordance with the terms and conditions of the letter agreement between Keefe, Bruyette and Woods, Inc. and St. Joseph, as disclosed in Section 2.24 of the St. Joseph Disclosure Schedule.
     Section 2.25. Material Contracts.
     (a) Except for Contracts reflected as exhibits to its SEC Reports filed prior to the date of this Agreement or as set forth in Section 2.25 of the St. Joseph Disclosure Schedule, as of the date of this Agreement, neither St. Joseph nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any Contract relating to the borrowing of money by St. Joseph or any of its Subsidiaries or the guarantee by St. Joseph or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any Contract containing covenants that limit the ability of St. Joseph or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, St. Joseph or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority), or any Contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such Contract with respect to the subject matter of such Contract, (iii) any Contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to St. Joseph or any of its Subsidiaries, (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act) that has not been filed as an exhibit to or incorporated by reference in St. Joseph’s SEC Reports filed prior to the date of this Agreement, (v) any lease of real or personal property providing for annual lease payments by or to St. Joseph or its Subsidiaries in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which St. Joseph or any of its Subsidiaries is lessor, or (vi) any Contract that involves expenditures or receipts of St. Joseph or any of its Subsidiaries in excess of $25,000 per year not entered into in the ordinary course of business consistent with past practice. The contracts of the type described in the preceding sentence, whether or not in effect as of the date of this Agreement, shall be deemed “Material Contracts” hereunder. With respect to each of St. Joseph’s Material Contracts (i) that is reflected as an exhibit to any SEC Report, (ii) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act to be filed as an exhibit to any of its SEC Reports or (iii) that is disclosed in Section 2.25 of the St. Joseph Disclosure Schedule, or would be required to be so disclosed if in effect on the date of this Agreement: (A) each such Material Contract is in full force and effect; (B) neither St. Joseph nor any of its Subsidiaries is in “Default” thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (C) neither St. Joseph nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (D) no other party to any such Material Contract is, to St. Joseph’s knowledge, in default in any material respect. True copies of all Material Contracts, including all amendments and supplements thereto, that are not filed as exhibits to SEC Reports are attached to the St. Joseph Disclosure Schedule.
     (b) Neither St. Joseph nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for St. Joseph’s own account or for the account of one or more of its Subsidiaries or their respective customers.
     Section 2.26. Compliance with Americans with Disabilities Act. St. Joseph and its Subsidiaries and their respective properties (including those held by either of them in a fiduciary capacity) are in material compliance with all applicable provisions of the ADA. No action under the ADA against St. Joseph or its Subsidiaries or any of their properties has been initiated nor, to the knowledge of St. Joseph, has been threatened or is contemplated.
     Section 2.27. Disclosure. No representation or warranty contained herein, nor any information delivered or to be delivered by St. Joseph pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 2.28. St. Joseph’s Knowledge. With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of St. Joseph” or words of similar import, it is understood and agreed that matters within the actual knowledge of the directors or the executive officers of St. Joseph or St. Joseph Bank shall be considered to be within the knowledge of St. Joseph.
     Section 2.29. Fairness Opinion. St. Joseph has received an opinion of Keefe, Bruyette & Woods, Inc., dated October 21, 2006, to the effect that the Merger Consideration is fair to the holders of shares of St. Joseph Common from a financial point of view, a true, complete and correct copy of which has been previously provided to Old National by St. Joseph. Such opinion has not been amended or rescinded.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF OLD NATIONAL
     Old National hereby makes the following representations and warranties to St. Joseph:
     Section 3.01. Organization. Each of Old National and Merger Sub is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.
     Section 3.02. Authorization; No Defaults. The execution and delivery by each of Old National and Merger Sub of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Old National and Merger Sub, and this Agreement and each Other Agreement is a valid and binding obligation of Old National and Merger Sub enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Old National and Merger Sub of this Agreement or the Other Agreements, the consummation of the Merger or the transactions contemplated hereby or thereby, nor compliance by Old National and Merger Sub with any of the provisions hereof or thereof, will: (a) violate any provision of their respective certificates or articles of incorporation and bylaws, each as amended to date; (b) constitute a material breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, license, permit, agreement, or other instrument or obligation to which Old National is a party, or by which Old National or any of Old National’s properties or assets is bound or encumbered; or (c) violate any statute or Law or any judgment, decree, injunction, order, regulation or rule of any Governmental Authority applicable to Old National or Merger Sub or any of their respective properties or assets. No consent of any Governmental Authority having jurisdiction over any aspect of the business or assets of Old National or Merger Sub or any of their Subsidiaries, and no consent of any other Person or entity, is required in connection with the execution and delivery by Old National and Merger Sub of this Agreement or the Other Agreements or (except such approvals or notices as may be required by the FRB and the DFI) the consummation by them of the Merger and the other transactions contemplated hereby.
     Section 3.03. Financial Information. The consolidated balance sheet of Old National and its Subsidiaries and related consolidated statements of income, changes in stockholders’ equity and cash flows, together with the notes thereto, included in Old National’s Annual Report on Form 10-K, as filed with the SEC on March 8, 2006 and in the Quarterly Reports on Form 10-Q, as filed with the SEC on May 10, 2006 and August 4, 2006 (together, the “Old National

Financial Statements”) have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of Old National and its consolidated Subsidiaries as of the dates and for the periods indicated. At the Closing Date, Old National will have sufficient funds and capital to carry out its obligations under the Agreement and to consummate the transactions contemplated hereby.
     Section 3.04. Litigation. There is no private or governmental legal, administrative or other claim, action, suit, investigation, arbitration or proceeding pending, nor to Old National’s knowledge is one threatened, against (a) Old National, any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on Old National and its subsidiaries taken as a whole, or (b) challenging the validity or propriety of any of the transactions contemplated by this Agreement. There are no judgments, decrees, stipulations or orders against Old National or its subsidiaries enjoining them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Old National or its subsidiaries.
     Section 3.05. Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Merger payable by Old National or any of its subsidiaries, or any of their respective officers and directors, except that Old National has engaged, and shall pay a fee or commission to Sandler, O’Neill + Partners, L.P., in accordance with the terms and conditions of the letter agreement between Sandler, O’Neill + Partners, L.P. and Old National.
     Section 3.06. Old National’s Knowledge. With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of Old National” or words of similar import, it is understood and agreed that matters within the actual knowledge of the directors or the executive officers of Old National shall be considered to be within the knowledge of Old National.
     Section 3.07. Proxy Statement. The information supplied by Old National or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of St. Joseph, or at the time of the Stockholders’ Meeting or at the Effective Date contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 3.08. Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct wholly-owned Subsidiary of Old National. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are owned of record and beneficially by Old National.
     Section 3.09. Approval Delays. To the knowledge of Old National, there is no reason why the granting of any of the regulatory approvals referred to in Section 3.02 would be denied or unduly delayed. Old National is “well capitalized” in accordance with the regulations of the Regulatory Authorities (as defined in Article IX) and will be “well capitalized” on a pro forma basis immediately following the transactions contemplated in this Agreement. The most recent Community Reinvestment Act rating of Old National’s banking subsidiaries is “Satisfactory” or better.
     Section 3.10. Disclosure. No representation or warranty contained herein, nor any information delivered or to be delivered by Old National pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE IV.
COVENANTS OF ST. JOSEPH
     Section 4.01. Conduct of Business Prior to Effective Time. During the period from the date of this Agreement through the Effective Time, except as expressly contemplated or permitted by Old National (which consent shall not be unreasonably withheld), St. Joseph shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, suppliers, employees and business associates, (c) take no action that would adversely affect or delay the ability of any party hereto to obtain any required consents, to perform its covenants and agreements under this Agreement, or to consummate the transactions contemplated hereby on a timely basis, and (d) promptly notify Old National upon making, or committing to make, any new loan, or issuing or committing to issue any new letter of credit, with a new customer, or purchasing or agreeing to purchase any interest in a loan participation, in aggregate principal amounts that would cause the new loan or new letter of credit or commitments of St. Joseph and its Subsidiaries as a group to the new customer (or group of affiliated borrowers) to exceed $2,000,000.
     Section 4.02. Forbearances. During the period from the date of this Agreement through the Effective Time, and except as expressly contemplated or permitted by this Agreement, St. Joseph shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Old National (which consent shall not be unreasonably withheld):
     (a) issue (or agree to issue) any St. Joseph Common or other capital stock (except for the issuance of up to 207,118 shares of St. Joseph Common pursuant to the terms of, and upon exercise by the holders of, those stock options held by employees or directors of St. Joseph and St. Joseph Bank as of the date of this Agreement, but not including those three particular stock option grants to those three executives of St. Joseph that are specifically described by Section 1.04) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or
     (b) make, declare, pay or set aside for payment any dividend or other distribution of cash, securities or other property, on or with respect to St. Joseph Common (other than as permitted by Section 4.11) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (or agree to adjust, split, combine, redeem, reclassify, purchase or otherwise acquire) any of their own common or any other capital stock (other than as payment for the exercise price of, and in connection with, the exercise of St. Joseph Stock Options pursuant to the terms thereof); or
     (c) effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or equity interests or otherwise reorganize or recapitalize; or
     (d) amend their articles of incorporation or certificate of incorporation or bylaws or other governing documents; or
     (e) except as set forth in Section 4.02 of the St. Joseph Disclosure Schedules, pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (provided that bonus payments to employees at such time during the year and in such amounts that are consistent with past practice of St. Joseph and such bonus payments to employees in the aggregate do not exceed $25,000 and no such salary increase shall result in (i) an individual annual adjustment of more than 10 percent, or (ii) an annual adjustment on an aggregate basis of more than four percent) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, directors, officers or employees or, except as required by Law or as contemplated by this Agreement, adopt or make any change in any Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, directors, officers or employees; provided, however, that St. Joseph and its Subsidiaries may pay the fees, expenses and other compensation of consultants, advisors, investment bankers and brokers when, if, and as earned in accordance with the terms of the contracts, arrangements or understandings of St. Joseph and its Subsidiaries specifically disclosed in Section 4.02 of the St. Joseph Disclosure Schedule and may pay compensation to executive officers in accordance with agreements disclosed on the St. Joseph Disclosure Schedule; or
     (f) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or
     (g) make any material changes to its policies concerning loan underwriting or which classes or Persons may obtain or approve loans, or fail to comply with such policies as previously made available to Old National, or make any loans or extensions of credit except in the ordinary course of business consistent with past practice;
     (h) other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

     (i) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or
     (j) except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or
     (k) except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to them, or any claims which they may possess, or voluntarily waive any material rights with respect thereto; or
     (l) sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to them, except for St. Joseph’s interests in Riverfront Partners, LLC; or
     (m) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified Person or firm reasonably acceptable to Old National, which does not indicate the presence of material quantities of pollutants, contaminants or hazardous or toxic waste materials on the property; provided, however, that such report shall not be required with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless St. Joseph or St. Joseph Bank has reason to believe that such property might contain such materials or otherwise might be contaminated; or
     (n) commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment; or
     (o) violate any Law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on St. Joseph; or
     (p) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $25,000 other than purchases of property made in the ordinary course of business or in connection with loan collection activities or foreclosure sales in connection with loans; or
     (q) issue certificate(s) for shares of St. Joseph Common to any St. Joseph shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify St. Joseph (and its successors) against lost certificate(s) (but in an amount not less than $50 per share), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); or
     (r) hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors or the sole shareholder of St. Joseph Bank for the purpose of appointing or electing any new member to the Board of Directors of St. Joseph or of St. Joseph Bank (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by Old National; or

     (s) engage in any transaction or take any other action that would render untrue in any material respect any of the representations and warranties of St. Joseph or St. Joseph Bank contained in Article II hereof if such representations and warranties were given as of the date of such transaction or action.
     Section 4.03. Affirmative Obligations. By way of amplification and not limitation with respect to its obligations under Section 4.01 and Section 4.02, St. Joseph shall:
     (a) promptly notify Old National in writing of events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Joseph; and
     (b) promptly communicate to Old National the terms of any proposal, indication of interest, or offer which St. Joseph or St. Joseph Bank may receive with respect to an “Acquisition Proposal”.
     Section 4.04. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, St. Joseph shall, and shall cause each of its Subsidiaries to, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby on a timely basis and to cause to be satisfied the conditions in Article VI, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other parties hereto to that end; provided that nothing contained herein shall preclude any party hereto from exercising its rights under this Agreement.
     Section 4.05. Subsequent Discovery of Events or Conditions. St. Joseph shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to Old National under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to St. Joseph) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to Old National.
     Section 4.06. Stockholder and Other Approvals; Cooperation.
     (a) St. Joseph shall as promptly as reasonably practicable after the date hereof (and in no event later than 35 days after mailing the Proxy Statement to its stockholders), in accordance with applicable Law and St. Joseph’s Certificate of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby, including the Merger, and obtaining the approval of its stockholders of this Agreement and the other transactions contemplated hereby, including the Merger (the “Stockholder Approval”). In connection with the Stockholders’ Meeting, St. Joseph shall subject to Section 4.12, include in the Proxy Statement the recommendation of the St. Joseph Board that the stockholders of St. Joseph approve the Merger and adopt this Agreement (the “Company Recommendation”) and use its reasonable best efforts to obtain such approval and adoption.
     (b) St. Joseph shall furnish (or cause St. Joseph Bank to furnish) to Old National in a timely manner all information, data and documents in the possession of St. Joseph or St. Joseph Bank requested by Old National as may be required to obtain any necessary regulatory or other approvals of the Merger (all of which shall be true, accurate and complete, to the best of the knowledge of their management) and shall otherwise cooperate fully with Old National to carry out the purpose and intent of this Agreement.
     (c) St. Joseph shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. St. Joseph shall not knowingly take or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a delay in the consummation of the Merger except, in each case, as may be required by applicable Law or regulation.
     Section 4.07. SEC Matters. St. Joseph shall promptly prepare and file the Proxy Statement with the SEC in accordance with applicable securities laws, and take any other action required to be taken under any applicable federal or state securities laws in connection with the Merger.
     Section 4.08. Environmental Matters. St. Joseph shall cause St. Joseph Bank to cooperate with an environmental consulting firm designated by Old National (the “Designated Environmental Consultant”) in connection with the conducting by the Designated Environmental Consultant of a phase one or other environmental investigation on the St. Joseph Bank Mishawaka headquarters property (the “Mishawaka Property”). St. Joseph and St. Joseph Bank shall grant the Designated Environmental Consultant a right of access to complete any environmental investigation on the Mishawaka Property as contemplated herein. If Old National reasonably determines that further investigatory procedures are required on the basis of the review of the initial investigation report with respect to such Mishawaka Property prepared by the Designated Environmental Consultant, and should Old National order the Designated Environmental Consultant to perform such further investigatory procedures, St. Joseph and St. Joseph Bank shall cooperate with such further investigatory procedures. St. Joseph shall promptly pay (or promptly reimburse Old National for) all fees and expenses of the Designated Environmental Consultant that are incurred by Old National in connection with any such phase one investigatory procedures or any such further investigatory procedures, if, and to the extent that, such fees and expenses are in excess of $10,000; provided that St. Joseph shall not be obligated to pay more than $10,000 of such excess fees and expenses pursuant to this Section 4.08. Old National shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to the Mishawaka Property, promptly upon Old National’s receipt of such reports. Neither St. Joseph or nor St. Joseph Bank shall, without the written consent of Old National, knowingly take any action or execute any instruments that would affect the status of any of its properties under Environmental Laws or its rights or duties under such laws.
     Section 4.09. Access to Information.
     (a) St. Joseph shall, and shall cause each of its Subsidiaries to, permit Old National reasonable access to their properties and shall disclose and make available to Old National all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any Regulatory Authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Old National may have an interest in light of the transactions contemplated by this Agreement provided, however, that St. Joseph shall not be required to provide access to any such information or properties if (a) it would be reasonably likely (upon the advice of St. Joseph counsel after consultation with counsel for Old National as to the establishment of possible joint interest or similar privilege claims) to result in the loss or impairment of any privilege generally recognized under Law with respect to such information, or (b) the providing of such access relates to information with respect to negotiation strategies with respect to this Agreement, the interpretation of any provision hereof or the transactions contemplated hereunder.
     (b) During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, St. Joseph will cause one or more of its designated representatives to confer on a regular basis with those officers of Old National, who may from time to time be designated in a written notice given to St. Joseph by Old National pursuant to this Agreement, to report the general status of the ongoing operations of St. Joseph and its Subsidiaries. St. Joseph will promptly notify Old National of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving St. Joseph or its Subsidiaries or the Merger, and will keep Old National fully informed of such events.
     (c) No investigation by Old National or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Old National or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation or warranty of St. Joseph or any covenant or other provision in this Agreement, and such representations, warranties and covenants shall not be affected or deemed waived by reason of the fact that Old National or Merger Sub knew or should have known that any of the same is or might be inaccurate or breached in any respect. All information obtained by Old National or Merger Sub shall be subject to the confidentiality agreement, dated August 24, 2006 jointly acknowledged by and agreed by St. Joseph and Old National (the “Confidentiality Agreement”).
     Section 4.10. Cooperation in Connection with Termination of Certain Executive Agreements and Exercise of Stock Options.

     (a) St. Joseph shall, and shall cause each of its Subsidiaries to cooperate with Old National in taking all actions necessary or appropriate to complete, on or before the Closing Date but effective at the Effective Time, the transactions contemplated by those agreements of even date herewith that have been entered into by and among the parties hereto with the executives specified by such agreements, as described by Section 4.10 of the St. Joseph Disclosure Schedules (the “Executive Agreements”).
     (b) Prior to the Closing Date, St. Joseph shall use its best efforts (i) to cause each holder of St. Joseph Stock Options who has not exercised his or her option and who will not receive a stock option grant from Old National in substitution therefor at the Effective Time, to enter into an agreement providing for the cancellation and termination of any unexercised options prior to the Effective Time in exchange for the consideration set forth in Section 1.04(b) and (ii) to take all actions necessary to terminate the St. Joseph Stock Option Plan, such termination to be effective at the Effective Time. In connection with its obligations set forth in this Section 4.10(b), St. Joseph shall secure from each such holder of such canceled St. Joseph Stock Option a written acknowledgement that, upon receipt of such consideration set forth in Section 1.04(b), no further liability shall accrue to St. Joseph or any successor thereto, as a condition to such holder’s receipt of such consideration.
     Section 4.11. Dividends. Notwithstanding its covenants included in Section 4.02(b), St. Joseph may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on the outstanding shares of St. Joseph Common (a) in an amount not exceeding $0.06 per share, payable in a single dividend distribution in December 2006, and (b) in an additional amount, payable in a single dividend distribution, not exceeding the following:

If the Closing Date Occurs During	Maximum Per Share Dividend
January 2007	$0.02

February 2007	$0.04

March 2007	$0.06
St. Joseph may not declare the additional dividend described in clause (b) of the preceding sentence and the foregoing table until the earlier of (i) the fifteenth day prior to the Closing Date, or (ii) March 1, 2007. St. Joseph’s Subsidiaries may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on their capital stock in cash, stock or other property to St. Joseph and (to the extent legally and contractually required) to the holders of any trust preferred securities issued by Subsidiaries of St. Joseph. Not later than five business days prior to declaring any dividend pursuant to this Section 4.11, St. Joseph shall notify Old National of the proposed amount and of the proposed declaration, record, and payable date of any such dividend.
     Section 4.12. No Solicitation of Transactions.
     (a) St. Joseph will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Keefe Bruyette & Woods, Inc.) to,

immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal (as hereinafter defined), and request the prompt return or destruction of any information previously furnished to such Person. During the period from the date of this Agreement through the Effective Time, St. Joseph shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill or similar agreement to which St. Joseph or any of its Subsidiaries is a party (other than any involving Old National). Subject to the foregoing, during such period, St. Joseph agrees to enforce to the fullest extent permitted under applicable Law, the provisions of any such confidentiality or standstill agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction.
     (b) Except as permitted in this Section 4.12, St. Joseph shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Keefe Bruyette & Woods, Inc.) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the Stockholder Approval of the Merger by St. Joseph’s stockholders, if St. Joseph receives a bona fide Acquisition Proposal that the St. Joseph Board of Directors (the “St. Joseph Board”) determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal that was not solicited after the date hereof and did not otherwise result from a breach of St. Joseph’s obligations under this Section 4.12, St. Joseph may furnish, or cause to be furnished, non-public information with respect to St. Joseph and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Old National prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the St. Joseph Board determines in good faith, and consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to St. Joseph’s stockholders under applicable Law and (B) prior to taking such action, St. Joseph has used its best efforts to enter into a confidentiality agreement with respect to such proposal that is not materially less restrictive than the Confidentiality Agreement and contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 4.12 by any representative of St. Joseph or its Subsidiaries, shall be a breach of this Section 4.12 by St. Joseph.
     (c) Neither the St. Joseph Board nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to Old National or propose to withdraw or modify in a manner adverse to Old National (or take any action inconsistent with) the recommendation by such St. Joseph Board or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit St. Joseph or St. Joseph Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 4.12(b)). Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the St. Joseph Board may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the St. Joseph Board determines in good faith, after consultation with its outside legal counsel and financial advisors that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of St. Joseph under applicable Law, and provided, further, that the St. Joseph Board may not effect such an Adverse Recommendation Change unless (A) the St. Joseph Board shall have first provided prior written notice to Old National (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five Business Day period) and (ii) Old National does not make, within five Business Days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the St. Joseph Board (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the St. Joseph Board’s fiduciary duties to the stockholders of St. Joseph under applicable Law. St. Joseph agrees that, during the five Business Day period prior to its effecting an Adverse Recommendation Change, St. Joseph and its officers, directors and representatives shall negotiate in good faith with Old National and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Old National.
     (d) In addition to the obligations of St. Joseph set forth in paragraphs (a), (b) and (c) of this Section 4.12 St. Joseph shall as promptly as possible, and in any event within two Business Days after St. Joseph first obtains knowledge of the receipt thereof, advise Old National orally and in writing of (i) any Acquisition Proposal or any request for information that St. Joseph reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry St. Joseph reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to St. Joseph any offer, material change, modification or development to a previously made offer, letter of intent or any other material development St. Joseph (or its outside counsel) shall (A) advise and confer with Old National (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide Old National with true, correct and complete copies of any document or communication related thereto.

     (e) Nothing contained in this Section 4.12 shall prohibit St. Joseph from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its stockholders or in any other regulatory filing if, in the good faith judgment of the St. Joseph board of directors, after consultation with their outside counsel, failure to so disclose would be reasonably likely to result in a breach of their or St. Joseph’s obligations under applicable Law.
     Section 4.13. St. Joseph Bank Merger. At the request of Old National, St. Joseph shall cooperate with Old National, during the time period prior to the Effective Time of the Merger, in taking all actions that may be necessary (a) to cause its Subsidiary, St. Joseph Bank, to merge with Old National’s subsidiary bank, Old National Bank, and (b) to cause St. Joseph to merge with Old National, in each case promptly following the completion of the Merger. Such cooperation shall include the preparation and filing of such applications or notices with regulatory authorities, and the corporate approvals of such merger agreements or merger plans and the taking of such other corporate actions by the board of directors and stockholders of St. Joseph and St. Joseph Bank, as may be may be required by law and the governing documents of St. Joseph and St. Joseph Bank.
     Section 4.14. Tax Sharing Agreement. All Tax sharing agreements or similar agreements with respect to or involving St. Joseph and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, St. Joseph and its Subsidiaries shall not be bound thereby or have any liability thereunder.
     Section 4.15. Section 481 Adjustment. Without the prior written consent of Old National, St. Joseph shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return (except as set forth in Section 4.15 of the St. Joseph Disclosure Schedule), enter into any closing agreement, settle any Tax claim or assessment relating to St. Joseph, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to St. Joseph, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.
     Section 4.16. Riverfront Partners, LLC. St. Joseph shall seek the cooperation of the other investors in Riverfront, in pursuing a transaction whereby the holders of all of the equity interests in Riverfront would seek a buyer (other than a Person that is a subsidiary of St. Joseph, St. Joseph Bank, or any other direct or indirect subsidiary of St. Joseph or St. Joseph Bank) for all of their interests, for fair value. St. Joseph shall use its best efforts to find such a buyer for St. Joseph’s interests in Riverfront prior to the Closing Date.
     Section 4.17. Employment Taxes and Reporting. The parties hereto agree that, solely for purposes of taxes imposed under the United States Federal Insurance Contribution Act and the United States Federal Unemployment Tax Act, Old National shall be treated to the extent permitted by the Code as a “successor employer” and St. Joseph as a “predecessor,” within the meaning of Section 3306(b)(1) of the Code, with respect to the Transferred Employees. The parties hereto agree that the Federal income and employment tax reporting obligations with respect to wages paid for calendar year 2006 will be satisfied in accordance with the standard procedure set forth in Revenue Procedure 96-60 issued by the IRS.

     Section 4.18. Cooperation on Tax Matters.
     (a) Old National, St. Joseph and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 2.09 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. St. Joseph and its Subsidiaries and Old National agree (A) to retain all books and records with respect to Tax matters pertinent to St. Joseph and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Old National or St. Joseph, any extensions thereof) of the respective taxable periods, and to abide by all record agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, St. Joseph and its Subsidiaries or Old National, as the case may be, shall allow the other party to take possession of such books and records.
     (b) Old National and St. Joseph further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax or addition thereto that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     (c) Old National and St. Joseph further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.
     Section 4.19. Board and Loan Committee Visitation Rights. St. Joseph shall allow one representative designated by Old National to attend all meetings of St. Joseph’s board of directors in a nonvoting capacity, and in connection therewith, St. Joseph shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which St. Joseph provides to its board of directors. St. Joseph shall also allow one representative of Old National to attend all meetings of St. Joseph loan committee in a nonvoting capacity, and in connection therewith, St. Joseph shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which St. Joseph provides to its loan committee, provided, however, that St. Joseph may exclude the representative of Old National from access to any meeting or materials, or portion thereof, that such exclusion, in the reasonable judgment of St. Joseph, is reasonably necessary to (i) preserve attorney-client privilege or (ii) to protect confidential or proprietary information that Old National does not contractually have the right to have access to under the terms of this Agreement.
     Section 4.20. Employee Benefits.
     (a) 401(k) Plan. On and after the date of this Agreement, and until the Effective Time or until this Agreement shall be terminated as herein provided: (i) St. Joseph Bank shall continue to sponsor, maintain and administer the St. Joseph Bank 401(k) Plan (the “401(k) Plan”) in accordance with its terms and conditions, as set forth in its plan and trust document as of the date of this Agreement, and in accordance with applicable law; (ii) St. Joseph Bank shall continue to fund all employee and employer contributions to the 401(k) Plan which are required during this time period and shall continue to fund any required “safe harbor contributions” (within the meaning of Code Section 401(k)(12)); (iii) neither St. Joseph nor St. Joseph Bank shall amend, or cause an amendment of, the 401(k) Plan without the prior written consent of Old National, except for any amendment which is necessary to maintain the qualification of the 401(k) Plan and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively; (iv) St. Joseph Bank shall not terminate the appointment of any fiduciary as defined in ERISA with respect to the 401(k) Plan without the prior written consent of Old National, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and (v) neither St. Joseph nor St. Joseph Bank shall terminate, or cause the termination of, any agreement with any service provider providing services to the 401(k) Plan as of the date of this Agreement without the prior written consent of Old National, except for any termination attributable to a breach by such service provider of its service agreement.
     Unless this Agreement shall be terminated prior thereto as herein provided, and unless otherwise directed in writing by Old National prior to Closing, (I) at least thirty (30) calendar days prior to the Closing, St. Joseph or St. Joseph Bank shall file with the Internal Revenue Service (and provide a copy of the same to Old National) an accurately completed Internal Revenue Service Form 5310, Application for Determination for Terminating Plan, filed with respect to the 401(k) Plan and with a proposed termination date of the day before the expected Effective Time, and (II) at the Closing, St. Joseph Bank shall deliver to Old National resolutions of the Board of Directors of St. Joseph Bank, as the plan sponsor of the 401(k) Plan, terminating the 401(k) Plan and freezing all participation therein and prospective contributions thereto, as of the day before the Effective Time. Subject to the Merger becoming effective and subsequent to the Effective Time, St. Joseph and St. Joseph Bank shall take all reasonable actions necessary to effectuate the termination of the 401(k) Plan as may be requested by Old National.
     (b) Welfare Plans. On and after the date of this Agreement, and until the Effective Time or until this Agreement shall be terminated as herein provided: (i) St. Joseph Bank shall continue to sponsor, maintain and administer the St. Joseph Capital Bank Health Plan, the St. Joseph Capital Bank Dental Plan, the St. Joseph Capital Bank Group Term Life Insurance & Accidental Death and Dismemberment/Supplemental Life Insurance Plan, St. Joseph Capital Bank Long Term Disability Insurance Plan, and the St. Joseph Capital Bank Short Term Disability Insurance Plan, and the Employee Assistance Program (collectively, the “Welfare Plans”) in accordance with their respective terms and conditions, as set forth in the applicable plan document and/or policy of insurance, as of the date of this Agreement, and in accordance with applicable law; (ii) St. Joseph Bank shall continue to pay all insurance premiums, as applicable, and other costs necessary to continue the Welfare Plans and their related insurance policy or policies without interruption or lapse which accrue during this time period; (iii) neither St. Joseph nor St. Joseph Bank shall amend, or cause an amendment of, the Welfare Plans without the prior written consent of Old National, except for any amendment which is required by applicable law; (iv) neither St. Joseph nor St. Joseph Bank shall reduce, or cause a reduction of, the portion of the total cost of the Welfare Plans which covered employees and beneficiaries are required by St. Joseph and St. Joseph Bank to pay as of the date of this Agreement, without the prior written consent of Old National; (v) St. Joseph Bank shall not terminate the appointment of any fiduciary as defined in ERISA with respect to the Welfare Plans without the prior written consent of Old National, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and (vi) neither St. Joseph nor St. Joseph Bank shall terminate, or cause the termination of, any agreement with any insurer or service provider providing insurance or other services to the Welfare Plans as of the date of this Agreement without the prior written consent of Old National, except for any termination attributable to a breach by such service provider of its service agreement.
     Unless this Agreement shall be terminated prior thereto as herein provided, at the Closing, and unless otherwise directed in writing by Old National prior to Closing, St. Joseph and St. Joseph Bank shall deliver to Old National resolutions of the Board of Directors of St. Joseph Bank, as the plan sponsor of the Welfare Plans, terminating the Welfare Plans as of the Effective Time. Subsequent to the Effective Time, St. Joseph Bank shall take all reasonable actions necessary to effectuate the termination of the Welfare Plans as may be requested by Old National.
     (c) Sec. 125 Cafeteria Plan. On and after the date of this Agreement, and until the Effective Time or until this Agreement shall be terminated as herein provided: (i) St. Joseph Bank shall continue to sponsor, maintain and administer, and shall continue to pay eligible claims presented for payment under, the St. Joseph Capital Bank Cafeteria Plan (the “St. Joseph Bank Cafeteria Plan”) in accordance with its terms and conditions, as set forth in its plan document and/or related policies of insurance, as of the date of this Agreement, and in accordance with applicable law; (ii) St. Joseph Bank shall continue to fund all salary reduction contributions to the St. Joseph Cafeteria Plan which accrue during this time period; (iii) neither St. Joseph nor St. Joseph Bank shall amend, or cause an amendment of, the St. Joseph Bank Cafeteria Plan without the prior written consent of Old National, except for any amendment which is necessary to maintain the qualification of the St. Joseph Bank Cafeteria Plan under Section 125 of the Code; (iv) St. Joseph Bank shall not terminate the appointment of any fiduciary as defined in ERISA with respect to those portions of the St. Joseph Bank Cafeteria Plan which constitute an employee welfare benefit plan as defined in ERISA without the prior written consent of Old National, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and (v) neither St. Joseph nor St. Joseph Bank shall terminate, or cause the termination of, any agreement with any service provider or insurer providing insurance or other services to the St. Joseph Bank Cafeteria Plan as of the date of this Agreement without the prior written consent of Old National, except for any termination attributable to a breach by such service provider of its service agreement.
     Unless this Agreement shall be terminated prior thereto as herein provided, and unless otherwise directed in writing by Old National prior to Closing, at the Closing, St. Joseph and St. Joseph Bank shall deliver to Old National resolutions of the Board of Directors of St. Joseph Bank, as the plan sponsor of the St. Joseph Bank Cafeteria Plan, terminating the St. Joseph Bank Cafeteria Plan as of the Effective Time and transferring the unspent health and dependent care flexible spending account balances thereunder (with respect to the 2007 plan year), as of the Effective Time, to the Tax Saver Benefit Plan of Old National (the “Old National Cafeteria Plan”) with respect to each employee of St. Joseph Bank who (i) has such an unspent account balance under the St. Joseph Bank Cafeteria Plan for the 2007 plan year, and (ii) becomes an employee of Old National or Old National Bank as a result of the acquisition. Subsequent to the

Effective Time, St. Joseph and St. Joseph Bank shall take all reasonable actions necessary to effectuate the termination of the St. Joseph Bank Cafeteria Plan and the transfer of such unspent account balances as may be requested by Old National, including the payment of eligible claims incurred prior to the termination of the St. Joseph Bank Cafeteria Plan and timely submitted prior to the Effective Time to the plan administrator for payment within the time limits specified in the St. Joseph Bank Cafeteria Plan.
     (d) Other Equity Plans. Unless this Agreement shall be terminated prior thereto as herein provided, and unless otherwise directed in writing by Old National prior to Closing or except as otherwise provided herein, at the Closing, St. Joseph and St. Joseph Bank shall deliver to Old National resolutions of the Board of Directors of St. Joseph or St. Joseph Bank, as applicable, terminating all remaining equity compensation plans (including, but not limited to the St. Joseph 2006 Equity Incentive Plan, and the St. Joseph Capital Corporation 1996 Equity Incentive Plan) as of the Effective Time. Subsequent to the Effective Time, St. Joseph Bank shall take all reasonable actions necessary to effectuate the termination of all such plans and arrangements as may be requested by Old National.
ARTICLE V.
COVENANTS OF OLD NATIONAL
     Section 5.01. Regulatory Approvals. Old National shall file or cooperate with St. Joseph and St. Joseph Bank in filing all regulatory applications or notices required in order to consummate the Merger and other transactions contemplated by the Agreement, including, without limitation, all necessary applications or notices to the FRB under the BHC Act, the FDIC or Office of the Comptroller of the Currency and the DFI. Old National shall diligently pursue in good faith the regulatory approvals necessary to consummate the Merger and the other transactions contemplated by the Agreement. In advance of any filing made under this Section, St. Joseph and its counsel shall be provided with the opportunity to review and comment on all required regulatory applications or notices. Old National shall keep St. Joseph reasonably informed as to the status of such applications and notices and promptly send or deliver copies of such applications and notices, and of any supplementally filed materials, to counsel for St. Joseph.
     Section 5.02. Executive Agreements. Old National shall, and shall cause each of its subsidiaries to, cooperate with St. Joseph in taking all actions necessary or appropriate to complete, on or before the Closing Date but effective at the Effective Time, the transactions contemplated by the Executive Agreements.
     Section 5.03. Subsequent Discovery of Events or Conditions. Old National shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to St. Joseph under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to Old National) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to St. Joseph.

     Section 5.04. Consummation of Agreement. Old National shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement. Old National shall not knowingly take or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) any delay in the consummation of the Merger, except, in each case, as may be required by applicable Law or regulation.
     Section 5.05. Employee Benefit Matters.
     (a) As of the Effective Time, Old National will make available to the employees of St. Joseph Bank who become employees of Old National or its subsidiaries after the Effective Time, subject to subsections (b) and (c) of this Section 5.05, substantially the same employee benefits, including, where applicable, coverage continuation COBRA benefits, on substantially the same terms and conditions as Old National offers to similarly situated officers and employees of Old National or its subsidiaries
     (b) Subject to the provisions of subsection (c) hereof, years of service (as defined in the applicable Old National plan) of an officer or employee of St. Joseph Bank prior to the Effective Time shall be credited, effective as of the date on which such employees become covered by a particular Old National plan, to each such officer or employee eligible for coverage under Section 5.05(a) hereof for purposes of: (i) eligibility under Old National’s employee welfare benefit plans; and (ii) eligibility and vesting under the Old National Employee Stock Ownership and Savings Plan (the “Old National KSOP”). Those officers and employees of St. Joseph Bank who otherwise meet the eligibility requirements of the Old National KSOP, based on their age and years of service with St. Joseph Bank, shall become participants thereunder at the Effective Time. Those officers or employees who do not meet the eligibility requirements of the Old National KSOP on such date shall become participants thereunder on the first plan entry date under the Old National KSOP which coincides with or next follows the date on which such eligibility requirements are satisfied.
     (c) In accordance with the provisions of HIPAA, and the terms of the Old National group health plan, officers and employees of St. Joseph Bank who become participants in the Old National group health plan will be given “creditable coverage” credit for their coverage under the St. Joseph Bank Group Health Insurance Plan under the Old National group health plan’s pre-existing condition limitation provisions. In addition, if a condition was not a “pre-existing condition” for a participant in the St. Joseph Bank Group Health Insurance Plan, it shall not be considered to be a pre-existing condition under the Old National group health plan.
     (d) With respect to any employee of St. Joseph Bank who (i) is a participant in the St. Joseph Bank Cafeteria Plan as of the Effective Time; (ii) has an unspent health or dependent care flexible spending account balance under the St. Joseph Bank Cafeteria Plan with respect to the 2007 plan year as of the Effective Time; and (iii) becomes an employee of Old National or its subsidiaries immediately after, and as a result of, the acquisition (a “Transferred Employee”),

Old National agrees to accept a transfer of each such unspent account balance to the Old National Cafeteria Plan, and to amend the Old National Cafeteria Plan to the extent necessary to effect such transfer. Following such transfer, and pursuant to Rev. Rul. 2002-32, a Transferred Employee: (i) will, except as otherwise permitted under the permitted election changes under the Code Section 125 regulations, have the same level of coverage under the Old National Cafeteria Plan as provided under the St. Joseph Bank Cafeteria Plan, with respect to any health or dependent care flexible spending account, for the duration of the 2007 plan year under the Old National Plan; (ii) will be treated as if participation in the Old National Cafeteria Plan had been continuous from the first day of the 2007 plan year under the St. Joseph Bank Cafeteria Plan; and (iii) will have the Transferred Employee’s salary reduction election for the 2007 plan year under the St. Joseph Bank Cafeteria Plan taken into account for the remainder of the 2007 plan year under the St. Joseph Bank Cafeteria Plan, as if it had been made thereunder.
     (e) Any accrued but unpaid vacation pay with respect to any Transferred Employee and as reflected on the books and records of St. Joseph Bank as of the Effective Time and accrued under the St. Joseph Bank vacation plan, shall carry over and be available for use by the Transferred Employee through the end of the calendar year in which the Closing occurs in accordance with the terms and conditions of the St. Joseph Bank vacation policy. For all subsequent calendar years, the Transferred Employees will be subject to the terms and conditions of the Old National vacation policy in place for similarly situated employees, with credit given for all prior years of service with St. Joseph Bank for purposes of determining vacation pay eligibility and the amount of such vacation pay.
     (f) Neither the terms of this Section 5.05 nor the provision of any employee benefit by Old National or any of its subsidiaries to employees of St. Joseph Bank shall: (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of St. Joseph Bank; or (ii) prohibit or restrict Old National or its subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time.
     (g) At the Effective Time, Old National shall grant the Old National Replacement Options, as contemplated in Section 1.04(c) and Section 1.04(d).
     Section 5.06. Representation on Old National Bank Board. Effective upon the Effective Time, Old National shall cause John W. Rosenthal to be appointed to the Board of Directors of Old National Bank promptly after the Effective Time.
ARTICLE VI.
CONDITIONS PRECEDENT TO THE MERGER
     Section 6.01. Conditions of Old National and Merger Sub’s Obligations. The obligations of Old National and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Old National) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by St. Joseph in this Agreement (to the extent qualified by materiality or references to Material Adverse Effect) and the representations and warranties in Section 2.03 and Section 2.04 (whether or not so qualified) shall be true and correct, and all other representations and warranties made by St. Joseph in this Agreement (to the extent not qualified by materiality or references to Material Adverse Effect) shall be true and correct in all material respects, in each case on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
     (b) St. Joseph and St. Joseph Bank shall have performed and complied in all material respects with all of their obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.
     (c) The stockholders of St. Joseph shall have approved and adopted this Agreement, the Certificate of Merger and the Plan of Merger as required by applicable Law and its Certificate of Incorporation.
     (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other Person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.
     (e) All necessary regulatory approvals, consents, authorizations and other approvals required by Law or stock market requirements for consummation of the Merger shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any non-standard and burdensome conditions, stipulations, restrictions or requirements which Old National reasonably determines in good faith would adversely affect the consolidated financial condition, earnings, business, properties or operations of St. Joseph or Old National.
     (f) Old National shall have received all documents required to be received from St. Joseph or St. Joseph Bank on or prior to the Closing Date pursuant to Section 1.09(a), all in form and substance reasonably satisfactory to Old National.
     (g) The Closing Book Value of St. Joseph shall be at least $32,142,000.
     (h) If any holders of St. Joseph Common shall hold Dissenting Shares, such dissenting shares shall not relate to a number of shares of St. Joseph Common that represent more than five percent (5%) of the number of shares of St. Joseph Common issued and outstanding as of the Closing Date.
     (i) St. Joseph shall have delivered to Old National its consolidated GAAP financial statements for the fiscal year ended December 31, 2006, accompanied by the unqualified audit report thereon of Plante & Moran, PLLC.

     Section 6.02. Conditions of St. Joseph’s Obligations. St. Joseph’s obligation to effect the Merger shall be subject to the satisfaction (or waiver by St. Joseph) prior to or on the Closing Date of the following conditions:
     (a) The representations and warranties made by Old National in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date.
     (b) Old National and Merger Sub shall have performed and complied in all material respects with all of their obligations and agreements required to be performed prior to the Closing Date under this Agreement.
     (c) The stockholders of St. Joseph shall have approved and adopted this Agreement and the Certificate of Merger as required by applicable Law and its Certificate of Incorporation.
     (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other Person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.
     (e) All necessary regulatory approvals, consents, authorizations and other approvals required by Law for consummation of the Merger shall have been obtained and all waiting periods required by Law shall have expired.
     (f) St. Joseph shall have received all documents required to be received from Old National on or prior to the Closing Date pursuant to Section 1.09(b), all in form and substance reasonably satisfactory to St. Joseph.
     (g) Old National shall have caused John W. Rosenthal to be appointed to the Board of Directors of Old National Bank to be effective promptly after the Effective Time.
ARTICLE VII.
TERMINATION OR ABANDONMENT
     Section 7.01. Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after Stockholder Approval, only as follows:
     (a) by the mutual written consent of Old National and St. Joseph;
     (b) by either of St. Joseph or Old National by written notice to the other:
     (i) if at the Stockholders’ Meeting (or at any adjournment or postponement thereof) the Stockholder Approval is not obtained;

     (ii) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable; or
     (iii) if the consummation of the Merger shall not have occurred on or before the April 30, 2007 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;
     (c) by written notice from Old National to St. Joseph, if (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 6.01 not being satisfied prior to the Outside Date, (ii) St. Joseph or St. Joseph Bank breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by St. Joseph or St. Joseph Bank within 20 Business Days after St. Joseph’s or St. Joseph Bank’s receipt of written notice of such breach from Old National;
     (d) by written notice from St. Joseph to Old National if (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 6.02 not being satisfied prior to the Outside Date, or (ii) Old National breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Old National within 20 Business Days after Old National’s receipt of written notice of such breach from St. Joseph;
     (e) by written notice of Old National to St. Joseph, (i) if the St. Joseph Board shall fail to include its unanimous recommendation to approve the Merger in the Proxy Statement, (ii) in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice, (iii) if the St. Joseph Board shall approve any Acquisition Proposal or publicly recommend that the holders of St. Joseph Common accept or approve any Acquisition Proposal, (iv) St. Joseph shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or (v) the St. Joseph Board fails to publicly reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five Business Days of a written request by Old National to provide such reaffirmation; or
     (f) by written notice by Old National to St. Joseph if a quorum could not be convened at the Stockholder Meeting or at a reconvened Stockholder Meeting held at any time prior to or on the Outside Date.

     Section 7.02. Effect of Termination.
     (a) Subject to the remainder of this Section 7.02, in the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Old National, St. Joseph or St. Joseph Bank and each of their respective directors, officers, employees, advisors, agents, or stockholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Section 7.02 (Effect of Termination), Section 8.01 (Expenses), and Section 8.04 (Press Releases), which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 7.02(a), except for the fees payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.
     (b) St. Joseph shall pay to Old National an amount in cash equal to Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Break-Up Fee”) if:
     (i) this Agreement is terminated by Old National pursuant to Section 7.01(e); or
     (ii) this Agreement is terminated by either party pursuant to Section 7.01(b)(i) or by Old National pursuant to Section 7.01(f) and prior to the date that is twelve months after such termination St. Joseph or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement), provided, however, that in such case St. Joseph shall only be liable to pay Old National the amount of the Break-Up Fee less the amount of any Old National Expenses previously paid to Old National pursuant to Section 7.02(d) by St. Joseph.
     (iii) this Agreement is terminated by either St. Joseph or Old National pursuant to Section 7.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve months after such termination, St. Joseph or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.
     (c) Any fee due under Section 7.02(b) shall be paid by St. Joseph by wire transfer of same day funds:
     (i) in the case of Section 7.02(b)(i), concurrently with such termination; and
     (ii) in the case of Section 7.02(b)(ii) or Section 7.02(b)(iii), on the earlier of the date St. Joseph enters into such Acquisition Agreement or consummates such Acquisition Proposal.
     (d) In the event that this Agreement is terminated by either party pursuant to Section 7.02(b)(i) or by Old National pursuant to Section 7.01(f) under circumstances in which the Break-Up Fee is not then payable pursuant to this Section 7.02, then St. Joseph shall pay promptly (but in any event within two Business Days) following receipt of an invoice therefor all of Old National’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Old National and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Old National Expenses”) as directed by Old National in writing; provided, however, that such Old National Expenses subject to payment by St. Joseph hereunder shall not be greater than Seven Hundred Fifty Thousand Dollars ($750,000); and, provided, further, that the existence of circumstances which could require the Break-Up Fee to become subsequently payable by St. Joseph pursuant to Section 7.02(b)(ii) shall not relieve St. Joseph of its obligations to pay the Old National Expenses pursuant to this Section 7.02(d); and provided, further, that the payment by St. Joseph of Old National Expenses pursuant to this Section 7.02(d) shall not relieve St. Joseph of any subsequent obligation to pay the Break-Up Fee pursuant to Section 7.02(b) except to the extent indicated in Section 7.02(b)(ii).
     (e) In the event that St. Joseph owes the Break-up Fee and/or fees and expenses to Old National pursuant to a termination of this Agreement pursuant to subsections (b)(i), (b)(iii), (e), or (f) of Section 7.01, then the payment of such amounts (together with any costs, expenses, and interest recoverable by Old National as provided in this subsection (e)) pursuant to this Section 7.02 shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages. St. Joseph acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Old National would not have entered into this Agreement. Accordingly, if St. Joseph fails promptly to pay the amounts due pursuant to this Section 7.02, and, in order to obtain such payment, Old National commences a suit that results in a judgment against St. Joseph for the amounts set forth in this Section 7.02, St. Joseph shall pay to Old National its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 7.02 at the national prime rate in effect on the date such payment was required to be made.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.01. Expenses. St. Joseph shall pay all expenses of St. Joseph and their stockholders, officers and directors incidental to the transactions contemplated hereby, and Old National shall pay all expenses of Old National and its Subsidiaries and their stockholders, officers and directors incidental to the transaction contemplated hereby.
     Section 8.02. Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or (c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

(a)	If to Old National:

Old National Bancorp One Main Street Evansville, IN 47708

Attn: Jeffrey L. Knight, Esq. Executive Vice President and Chief Legal Counsel

With a copy to :

Ice Miller LLP One American Square Suite 3100 Indianapolis, Indiana 46282-0200

Attn: Melissa Proffitt Reese, Esq.

(b)	If to St. Joseph:

St. Joseph Capital Corporation 3820 Edison Lakes Parkway Mishawaka, IN 46545

Attn: John W. Rosenthal, President and Chief Executive Officer

With a copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606

Attn: John E. Freechack, Esq.
or to such other address as any party may from time to time designate by notice to the others.
     Section 8.03. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
     Section 8.04. Press Releases. Old National and St. Joseph shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NYSE or NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
     Section 8.05. Entire Agreement. Except for the Exclusivity Agreement dated October 3, 2006 (the “Exclusivity Agreement”), that certain Voting Agreement to be entered into by Old National with certain directors of St. Joseph as of the date hereof, the Confidentiality Agreement, and the Executive Agreements, this Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.
Section 8.06. Directors’ and Officers’ Indemnification and Insurance.
     (a) Except as may be limited by applicable Laws, Old National shall honor any of St. Joseph’s obligations in respect of indemnification and advancement of expenses provided as of the date of this Agreement by St. Joseph in its Certificate of Incorporation or Bylaws in favor of the current and former directors and officers of St. Joseph and its Subsidiaries for not less than six years from the Effective Time with respect to matters occurring prior to the Effective Time. Old National shall honor all obligations under any indemnification agreements with directors and officers (as amended) listed in Section 8.06 of the St. Joseph Disclosure Schedule.
     (b) Old National shall cause St. Joseph to maintain in effect for five years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by St. Joseph (provided that Old National may, but is not obligated to, substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Old National be required to expend pursuant to this Section 8.06(b) more than an amount per year equal to 150% of current annual premiums paid by St. Joseph for such insurance.
     (c) In the event Old National or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Old National shall cause its successor or assign to assume the obligations provided for in this Section 8.06.
     (d) Old National shall perform all of the obligations of St. Joseph under this Section 8.06 (it being understood that this shall not constitute a guarantee by Old National of St. Joseph’s obligations hereunder). The provisions of this Section 8.06 are intended for the benefit, of and shall be enforceable by, each of the indemnified parties and their respective heirs and representatives.

     Section 8.07. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
     Section 8.08. Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.
     Section 8.09. Rules of Construction. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
     Section 8.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.
     Section 8.11. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. There shall be no third party beneficiaries hereof.
     Section 8.12. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.
ARTICLE IX.
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below::
     “401(k) Plan” shall have the meaning set forth in Section 4.20(a).
     “Acquisition Agreement” shall have the meaning set forth in Section 4.12(c).
     “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of St. Joseph and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of St. Joseph or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of St. Joseph or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving St. Joseph, St. Joseph Bank or any of its other Subsidiaries pursuant to which any Person or the stockholders of any Person would own 20% or more of any class of equity securities of St. Joseph, St. Joseph Bank, or any of St. Joseph’s other Subsidiaries or of any resulting parent company of St. Joseph or St. Joseph bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Old National of the transactions contemplated hereby, other than the transactions contemplated hereby.
     “ADA” means the Americans with Disabilities Act.
     “Adverse Recommendation Change” shall have the meaning set forth in Section 4.12(c).
     “Adverse Recommendation Change Notice” shall have the meaning set forth in Section 4.12(c).
     “Agreement” shall have the meaning set forth in the introductory paragraph.
     “Break-Up Fee” shall have the meaning set forth in Section 7.02(b).
     “BHC Act” shall have the meaning set forth in Recital A.
     “Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in the State of Indiana.
     “Call Reports” shall have the meaning set forth in Section 2.06(b).
     “Certificates” shall have the meaning set forth in Section 1.03(b).
     “Certificate of Merger” shall have the meaning set forth in Section 1.01.
     “Closing” shall have the meaning set forth in Section 1.06.
     “Closing Book Value” shall mean the total stockholders’ equity of St. Joseph as of the end of the month preceding the month in which the Closing Date occurs, determined in accordance with GAAP, except that, in determining total stockholders’ equity, (a) stockholders’ equity shall not include transaction-related adjustments recorded after September 30, 2006 (transaction-related adjustments (i) include, but are not limited to, the expenses, including attorneys fees, associated with the negotiation of the terms of the Merger, the preparation, execution and delivery of this Agreement and the Proxy Statement, the obtaining of shareholder approvals and regulatory approvals, investment banking fees, the termination fee for the data processing agreement with FiServ Solutions, Inc., the increase in equity from the option exercise, and purchase accounting adjustments (including fair market value adjustments) to the assets and liabilities of St. Joseph, and (ii) exclude salaries to St. Joseph employees or other allocations of internal overhead for services performed for St. Joseph in connection with the Merger), and (b) total stockholders’ equity shall not include accumulated other comprehensive income (loss).
     “Closing Date” shall have the meaning set forth in Section 1.08.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Recommendation” shall have the meaning set forth in Section 4.06(a).
     “Confidentiality Agreement” shall have the meaning set forth in Section 4.09(c).
     “DFI” shall mean the Indiana Department of Financial Institutions.
     “Default” shall have the meaning set forth in Section 2.25.
     “DGCL” shall mean the Delaware General Corporation Law

     “Designated Environmental Consultant” shall have the meaning set forth in Section 4.06(a).
     “Dissenting Shares” shall have the meaning set forth in Section 1.03(d).
     “Effective Time” shall have the meaning set forth in Section 1.03(a).
     “Environmental Laws” shall mean all applicable statutes, regulations, rules, ordinances, codes, policies, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Authorities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with St. Joseph or St. Joseph Bank under Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” shall have the meaning set forth in Section 1.07.
     “Exchange Fund” shall have the meaning as set forth in Section 1.07(b).
     “Executive Agreements” shall have the meaning set forth in Section 4.10(a).
     “Exclusivity Agreement” shall have the meaning set forth in Section 8.05.
     “FRB” shall mean the Federal Reserve System.
     “FDIC” means the Federal Deposit Insurance Corporation
     “GAAP” means generally accepted accounting principles applied on a consistent basis in the United States.
     “Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

     “Hazardous Materials” shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 USC 9601, et seq.); the Resource Conservation and Recovery Act (42 USC 6901, et seq.); the Clean Air Act, as amended (42 USC 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 USC 1251, et seq.); the Toxic Substances Control Act, as amended (15 USC 2601, et seq.); the Occupational Safety and Health Act, as amended (29 USC 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 USC 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 USC 801, et seq.); the Safe Drinking Water Act (42 USC 300f, et seq.); and all comparable state and local laws; Laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of Persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB’s), oil or coal ash, radioactive materials, radon gas, asbestos or urea formaldehyde foam insulation.
     “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     “Holder”; and collectively, “Holders” shall have the meaning set forth in Section 1.07(b).
     “IBCL” shall mean Indiana Business Corporation Law.
     “IFIA” shall mean the Indiana Financial Institutions Act.
     “IRS” shall mean the Internal Revenue Service.
     “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, Trade Secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.
     “Law” shall have the meaning set forth in Section 1.07(b).
     “Material Adverse Effect” shall mean, when used in connection with either party, any fact, event, change, development or effect (any such item, an “Effect”), that individually or in the aggregate has been or would reasonably be expected to (i) be materially adverse to the business, operations, properties, assets, liabilities, condition (financial condition or otherwise), prospects, value or results of operations of such party and its subsidiaries taken as a whole, or (ii) materially impair the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement (provided, however, that Material Adverse Effect shall not include any Effect (i) resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such party;

(ii) relating to conditions affecting the banking or financial industry as a whole, provided such changes, events or effects are not disproportionately adverse to such party and its subsidiaries compared to the banking or financial industry as a whole; (iii) resulting from the execution of this Agreement or the announcement or consummation of the transactions contemplated herein, including the effects, if any, resulting from expenses relating to the consummation of the transactions contemplated by this Agreement); or (iv) resulting from actions or omissions taken by such party as required hereunder and actions or omissions by such party with the prior written consent of the other party hereto).
     “Material Contracts” shall have the meaning set forth in Section 2.25.
     “Merger” shall have the meaning set forth in Section 1.01.
     “Merger Consideration” shall have the meaning set forth in Section 1.03(a).
     “Merging Company” shall have the meaning set forth in Section 1.01.
     “Merger Sub” shall have the meaning set forth in the introductory paragraph.
     “Mishawaka Property” shall have the meaning set forth in Section 4.08.
     “NASDAQ” shall mean The NASDAQ Stock Market.
     “NYSE” shall mean the New York Stock Exchange.
     “Old National” shall have the meaning set forth in the introductory paragraph.
     “Old National Cafeteria Plan” shall have the meaning set forth in Section 4.20(c).
     “Old National Expenses” shall have the meaning set forth in Section 7.02(d).
     “Old National Financial Statements” shall have the meaning set forth in Section 3.03.
     “Old National KSOP” shall have the meaning set forth in Section 5.05(b).
     “Old National Replacement Options” shall have the meaning set forth in Section 1.04(d).
     “Operating Loss” shall have the meaning set forth in Section 3.03.
     “Order” shall be defined to mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.
     “Other Agreements” shall have the meaning set forth in Section 2.04.
     “Outside Date” shall have the meaning set forth in Section 7.01(b)(iii).
     “Pension Plan” shall have the meaning set forth in Section 2.13(c).

     “Person” or “person” shall mean a natural person or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.
     “Plan” and collectively the “Plans,” shall have the meaning set forth in Section 2.13(a).
     “Plan of Merger” shall have the meaning set forth in Section 1.01.
     “Proxy Statement” shall have the meaning set forth in Section 2.18.
     “Regulatory Authority” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the FDIC, the Office of Thrift Supervision, the Internal Revenue Service, the Environmental Protection Agency, OSHA, the PBGC, all state regulatory agencies having jurisdiction over the parties and their respective Subsidiaries, the NASD, the NYSE, and the SEC (including, in each case, the staff thereof.
     “Restricted Stock Awards” shall have the meaning set forth in Section 1.05.
     “Riverfront” shall mean Riverfront Partners LLC.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “SEC Reports” shall have the meaning set forth in Section 2.17.
     “Section 262” means Section 262 of the DGCL
     “Securities Act” means the Securities Act of 1933, as amended.
     “St. Joseph” shall have the meaning set forth in the introductory paragraph.
     “St. Joseph Bank” shall have the meaning set forth in Recital A.
     “St. Joseph Bank Common” shall have the meaning set forth in Section 2.03(b).
     “St. Joseph Board” means the St. Joseph Board of Directors.
     “St. Joseph Bank Cafeteria Plan” shall have the meaning set forth in Section 4.20(c).
     “St. Joseph Common” shall have the meaning set forth in Recital C.
     “St. Joseph Disclosure Schedule” means the disclosure schedule delivered by St. Joseph to Old National constituting disclosures made by St. Joseph and St. Joseph Bank.
     “St. Joseph GAAP Financial Statements” shall have the meaning set forth in Section 2.06.
     “St. Joseph Property” shall mean real estate currently owned, leased, or otherwise used by St. Joseph or any of its Subsidiaries, or in which any of said entities has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by St. Joseph Bank in its capacity as a trustee or otherwise.
     “St. Joseph Stock Options” shall have the meaning set forth in Section 1.04(a).
     “St. Joseph Stock Option Plans” shall have the meaning set forth in Section 1.04(a)
     “SOX” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.
     “Stockholder Approval” shall have the meaning set forth in Section 4.06(a).
     “Stockholder Meeting” shall have the meaning set forth in Section 4.06(a).
     “Subsidiary”; and “Subsidiaries” shall have the meaning set forth in Section 2.05.
     “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the St. Joseph Board determines in good faith (after having received the advice of its financial advisors), to be (i) more favorable to the stockholders of St. Joseph from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by Old National in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.
     “Surviving Company” shall have the meaning set forth in Section 1.01.
     “Survivor Shares” shall have the meaning set forth in Section 1.03(c).
     “Tank” shall mean above or below ground treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices.
     “Tax” or “Taxes” shall mean and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority, including any Social Security charges in any country.

     “Tax Authority” shall mean any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.
     “Tax Return” shall mean and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Entity or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.
     “Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property which are used by St. Joseph and its Subsidiaries.
     “Trade Secrets” means all trade secrets and confidential information and know-how, including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.
     “Transferred Employee” shall have the meaning set forth in Section 5.05(d).
     “Unvested Old National Replacement Options” shall have the meaning set forth in Section 1.03(d).
     “Welfare Plans” shall have the meaning set forth in Section 4.20(b).
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ST. JOSEPH CAPITAL CORPORATION
By:	/s/ John W. Rosenthal, Sr.
	Name:	John W. Rosenthal, Sr.
	Title:	President and Chief Executive Officer

OLD NATIONAL BANCORP
By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	President and Chief Executive Officer

SMS SUBSIDIARY, INC.

By:	/s/ Jeffrey L. Knight
	Name:	Jeffrey L. Knight
	Title:	President